UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

June 4, 2008
Date of Report (Date of earliest event reported)

ECO2 PLASTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

033-31067
(Commission File Number)

31-1705310
(IRS Employer Identification No.)

680 Second Street, Suite 200
San Francisco, CA 94107

(415) 829-6000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

As of June 4, 2008, ECO2 Plastics, Inc. (the “Company”) received $6.5 million pursuant to a private placement of the Company’s securities (the “Financing”)led by venture capital firms Trident Capital, Inc. and Thompson Hutton, LLC (the “Investors”).As a result, the Company has issued 336,240,039 shares of its Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred”).  The Series B-1 Preferred was deemed issuable on June 4, 2008 (the “Initial Closing”) at a price of $0.02 per share.

Since July 2007, the Company has received a total aggregate amount of $5,338,000 in bridge loans from various investors. Each lender received, and each loan was secured with, a promissory note (the “Note”).  All or any portion of the Note, any accrued interest thereon and all other sums due under the Note, is due and payable on demand within 180 days of the Note.  As a condition of the Initial Closing, the principal and accrued interest underlying these Notes converted into Series A Convertible Preferred Stock (the “Series A Preferred”) at an average of $0.0382 per share.  As a result of the Initial Closing and the conversion of the Notes, the Company issued 152,843,409 shares of Series A Preferred.

In connection with executing a subscription agreement, Investors receiving either the Series B-1 Preferred or the Series A Preferred executed an investor rights agreement that provides various registration rights. Upon receipt of written notice of holders of at least 40% of the then outstanding registrable securities, on or after the date that is 90 days after the Initial Closing, one or more registration statements to enable the resale of the shares of common stock issued or issuable upon conversion of the preferred stock, together with any shares of capital stock issued or issuable, from time to time, upon any reclassification, share combination, share subdivision, stock split, share dividend or similar transaction or event or otherwise as a distribution on, in exchange for or with respect to any of the foregoing, in each case held at the relevant time by a holder of Series A Preferred, Series B-1 Preferred or other holder of Company preferred or common stock with applicable registration rights.

Additionally, in connection with the Initial Closing and the above referenced Financing agreements, G. Thompson Hutton, David Buzby and John Moragne(each, an “Investor Designee”) were appointed to the Company’s Board of Directors (the “Board”) and three existing members of the Company’s Board resigned.  Please reference Item 5.02 below for supplementary information.  In addition, one of the four remaining continuing directors shall step down at such time as requested by holders of a majority of the series convertible B preferred stock to permit the election of a new 7thmember of the Board, to be approved by a majority of the remainder of the Board.  Each Investor Designee shall be entitled to serve on any committee of the Board.

Item 3.02                      Unregistered Sale of Equity Securities

As of June 4, 2008, ECO2 Plastics, Inc. (the “Company”) received $6.5 million pursuant to theFinancing referenced in Item 1.01 above.  As a result, the Company has issued336,240,039 shares of its Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred”).The Series B-1 Preferred was deemed issuable on June 4, 2008 (the“Initial Closing”) at a price of $0.02 per share.  Please reference Item 1.01 above for supplementary information.

The shares of Series B-1 Preferred were issued pursuant to an exemption under Rule 506 of Regulation D under the Securities Act.  Each Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.  None of the Investors learned of the opportunity to acquire shares of the Company or any other security issuable by the Company through any form of general advertising or public solicitation.

The money raised as a result of the Financing shall be used to (i) purchase proprietary liquid carbon dioxide cleansing equipment; (ii) reduce trade payables; (iii) repay a short term note; (iv) fund operations and working capital.

Since July 2007, the Company has received a total aggregate amount of $5,338,000in bridge loans from various investors and secured with a Note, as referenced in Item 1.01 above.  As a condition of the Initial Closing, the principal and accrued interest underlying these Notes converted into Series A Convertible Preferred Stock (the “Series A Preferred”) at an average of $0.0382 per share.As a result of the Initial Closing and the conversion of the Notes, the Company issued 152,843,409 shares of Series A Preferred.Please reference Item 1.01 above for supplementary information.

The $5,338,000in bridge loans were received and the shares of Series A Preferred were issued pursuant to an exemption under Section 4(2) of Securities Act.  Each Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.  None of the Investors learned of the opportunity to acquire shares of the Company or any other security issuable by the Company through any form of general advertising or public solicitation.

Each share of Series A Preferred and Series B-1 Preferred is convertible into one share of common stock of the Company,is subject to adjustment for stock splits and the like andhave the rights, preferences and privileges as described in their respective Certificates of Designations.

Item 5.02                      Departure of Directors; Election of Directors

OnMay 30, 2008, William Whittaker resigned as Chairman of the Board of Directors (the “Board”) of ECO2 Plastics, Inc. (the “Company”), effective June 4, 2008.  Mr. Whittaker will continue to serve as a Director and shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination.

On June 4, 2008, the Board of the Company appointed and elected G. Thompson Hutton as Chairman of the Board of the Company.  Mr. Hutton shall serve as a Chairman until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination.

Mr. Hutton, 53,is currently the Managing Partner of Thompson Hutton, LLC, where he has actively pursued and managed private equity and venture capital investments in partnership with a number of leading firms since 2003.  Additionally, from 2006-2007, Mr. Hutton served as Chief Executive Officer of White Mountains Re Group, Ltd. (“White Mountains”), a holding company based in Hamilton, Bermuda.  White Mountains acts as a broker-market Property and Casualty reinsurance company and has approximately $2 Billion in capital and in annual premium volume.  As the Chief Executive Officer of White Mountains, Mr. Hutton was one of five senior partners of White Mountains Insurance Group, the publicly held parent company.  From 2000-2002, Mr. Hutton served as a Venture Partner at Trident Capital, Inc., and as an adviser/consultant to Sutter Hill Ventures and Morgan Stanley Capital Partners.Mr. Hutton received a Masters in Business Administration with Distinction from Harvard Business School in 1986, and Bachelor degrees in mechanical engineering and economics from Stanford University in 1978 and 1977, respectively.  He currently serves as a Trustee of the Phillips Exeter Academy in New Hampshire.

Mr. Hutton is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.  Mr. Hutton is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

On June 4, 2008, the Board of the Company appointed and elected David Buzbyas a Director of the Board of the Company.  Mr. Buzby shall serve as a Director until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination.

Mr. Buzby, 48, is a private equity investor and entrepreneur.  Since 1991, Mr. Buzby has been investing in early stage environmental and e-commerce companies, serving as a Director and/or in other senior management roles.  Since 2007, Mr. Buzby has served as a Director of Xunlight, a thin-film flexible photovoltaic manufacturer and, since 2004, Mr. Buzbyhas served as the Chairman of SunEdison, LLC, a solar services company in the US and Europe.  Mr. Buzby, since 1998,has also served as the Lead Directorand as past Chairman of the Audit Committee from 2000-2007, of ValueClick (NASD:VCLK), an online marketing company.  Mr. Buzby founded Reid Industries in 2004, a manufacturer and e-tailer of products for seniors.  In 1991, Mr. Buzby and Rodney S. Rougelot, CEO of the Company, jointly founded Recycling Resource, a multi-material recycling company based in California.  Recycling Resource grew to be one of the largest independently owned recyclers in Northern California before being sold to TomraSystems ASA(OSLO:TOM) in 1998.Prior to these experiences, Mr. Buzbyworked for a private leveraged buy-out group acquiring and operating manufacturing and distribution businesses and has worked in international banking. In 1988, Mr. Buzby received aMasters in Business Administration from Harvard University and in1982, he received a Bachelors of Arts degree from Middlebury College.

Aside from the above, Mr. Buzby is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.  Mr. Buzby is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

On June 5, 2008, the Board of the Company appointed and elected John Moragneas a Director of the Board of the Company.  Mr. Moragneshall serve as a Director until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination.

Mr.Moragne, 51, is a co-founder of Trident Capital and has been a Managing Director since 1993. From 1989 to 1993, Mr.Moragne was a Principal with Bain Capital, a leveraged buyout firm affiliated with Bain & Company. He was also a Principal of Information Partners Capital Fund, a private equity firm associated with Dunn& Bradstreet Enterprises and Bain Capital. Earlier in his career, Mr.Moragne was a management consultant with Bain & Company.

Mr.Moragne’s current directorships include AirTight Networks, BenefitPoint, Chamberlin Edmonds, Datatel, E&C Medical Intelligence, HomeAway, Inc., Infopia, Intagio Group, Turn, Inc. and Vixxi Solutions.  Mr.Moragne’spast directorships include MapQuest.com, Inc. (MQST) (acquired by AOL), Newgen Results Corporation (NWGN) (acquired by Teletech Corporation (TTEC)), bamboo.com (acquired by Internet Pictures (IPIX)), Daou Systems, Inc. (DAOU), Frisco Holdings, Inc., Internet Profiles Corporation (acquired by CMGI), Medicode, Inc. (acquired by United Healthcare (UNH)), Resolution Health (acquired by WellPoint (NYSE: WLP), Vality Technology, Inc. (acquired by Ascential Software (ASCL)), boats.com (acquired by Trader Publishing Company), and ClaimIQ (acquired by Mitchell International), and UltraLink, Inc.(acquired by Secova eServices, Inc.).  Mr.Moragnewas also a board observer to Webify Solutions, Inc. (acquired by IBM).

Mr.Moragnereceived a B.A. from Dartmouth College in 1979, an M.S. from Stanford University in 1983 and an M.B.A. from the Stanford University Graduate School of Business in 1986.

Aside from the above, Mr. Moragneis not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.  Mr. Moragneis not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

On June 4, 2008, the Board of the Company accepted the resignation of Gary De Laurentiis as Director of the Company’s Board.  Mr. De Laurentiis’ resignation does not arise from any disagreement on any matter relating to the Company’s operations, policies or practices, or regarding the general direction of the Company.  Mr. De Laurentiis will continue to maintain Board observation rights and will continue to serve as the Chief Technology Officer of the Company and shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination.

On June 4, 2008, the Board of the Company accepted the resignation of Ronald Domingue as Director of the Company’s Board.  Mr. Domingue’s resignation does not arise from any disagreement on any matter relating to the Company’s operations, policies or practices, or regarding the general direction of the Company.

On June 4, 2008, the Board of the Company accepted the resignation of Lawrence A. Krause as Director of the Company’s Board.  Mr. Krause’s resignation does not arise from any disagreement on any matter relating to the Company’s operations, policies or practices, or regarding the general direction of the Company.

Item 5.03                      Amendments to Articles of Incorporation.

Pursuant to the issuances of shares Series A Preferred and Series B-1 Preferred, found in Item 3.02 above, the Company filed the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock Certificates of Designations with the Secretary of State of the state of Delaware (the “Certificates”).  The Certificates were deemed effective by the Secretary of State of the state of Delaware on June 4, 2008.
Item 9.01                      Exhibits.

Exhibit 4.1	Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock
Exhibit 4.2	Certificate of Designations of Preferences and Rights of Series B-1 and Series B-2 Convertible Preferred Stock
Exhibit 4.3	Investor Rights Agreement
Exhibit 4.4	Securities Subscription Agreement, Series A Preferred
Exhibit 4.5	Securities Subscription Agreement, Series B Preferred

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO2 PLASTICS, INC.
 (Registrant)

Date: June 10, 2008

/s/ Rodney S. Rougelot
__________________________________

Rodney S. Rougelot, CEO